EXHIBIT 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form F-3 (File No. 333-) of China Liberal Education Holdings Limited (the “Company”) of our report dated May 15, 2023, relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2022 and 2021 and the related notes, included in its Annual Report on Form 20-F for the year ended December 31, 2022.

AuditAlliance LLP

Singapore

July 14, 2023